As filed with the Securities and Exchange Commission on September 1, 2017

Registration No.: 333- ____________

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

INUVO, INC.
(Exact name of registrant as specified in its charter)

Nevada	87-0450450
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

500 President Clinton Avenue, Suite 300, Little Rock, AR	72201
(Address of Principal Executive Offices)	(Zip Code)

2010 Equity Compensation Plan
(Full title of the plan)

John B. Pisaris, Esq. General Counsel Inuvo, Inc. 500 President Clinton Avenue, Suite 300 Little Rock, AR 72201
(Name and address of agent for service)

501-205-8508
(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of "large accelerated filer," "accelerated filer" and "smaller reporting company" in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☒
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.
☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share(2)	Proposed maximum aggregate offering price (2)	Amount of registration fee (2)
Common stock, par value $0.001 per share	746,073	$1.03	$768,455.19	$89.06

(1)    To the extent permitted by Rule 416, this registration statement also covers an indeterminate number of additional shares of common stock of Inuvo, Inc. as may be issuable as a result of the anti-dilution provisions pursuant to future stock splits, stock dividends or similar transactions.

(2)    Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(c) and (h) under the Securities Act of 1933, as amended, based on the average of the high and low prices per share of the registrant’s common stock as reported on the NYSE American on August 29, 2017.

EXPLANATORY NOTE

This registration statement on Form S-8 of Inuvo, Inc. relating to 746,073 shares of common stock, par value $0.001 per share, issuable under the Inuvo, Inc. 2010 Equity Compensation Plan (the “Plan”), which common stock is in addition to the: (i) 700,000 shares (taking into account a 1-for-10 reverse stock split on December 10, 2010) of common stock registered by us on a registration statement on Form S-8 filed with the Securities and Exchange Commission on September 2, 2010 (File No. 333-169158); (ii) 2,685,945 shares of common stock registered by us on a registration statement on Form S-8 filed with the Securities and Exchange Commission on February 29, 2012 (File No. 333-179790); and (iii) 450,000 shares of common stock registered by us on a registration statement on Form S-8 filed wit the Securities and Exchange Commission on April 29, 2015 (File No. 333-203732) (collectively, the “Prior Registration Statements”).

The Plan contains an “evergreen formula” pursuant to which the number of shares of common stock available for issuance under the Plan will automatically increase on the first trading day of January each calendar year during the term of the Plan, beginning with calendar year 2011, by an amount equal to 1% of the total number of shares of our common stock outstanding on the last trading day in December of the immediately preceding calendar year, up to a maximum annual increase of 150,000 shares of common stock. In addition, on November 9, 2011 our board of directors approved, subject to stockholder approval, an amendment to the Plan increasing the number of shares of our common stock reserved for issuance under the plan by an additional 2,500,000 shares and amending the maximum annual increase under the evergreen formula to 250,000 shares. On February 29, 2012 our stockholders approved the increase. This registration statement includes: (i) one share of common stock which was inadvertently omitted from the Prior Registration Statements; (ii) an aggregate of 253,076 shares of common stock which were inadvertently omitted from the Prior Registration Statements as a result in an error in the number of shares for the evergreen increases on January 1, 2013, January 1, 2014 and January 1, 2015 which were incorrectly capped at 150,000 shares annually instead of the then current maximum annual increase of up to 250,0000 shares; (iii) 243,759 shares of common stock as a result of the evergreen increase on January 1, 2016; and (iv) 249,237 shares of common stock as a result of the evergreen increase on January 1, 2017. As a result of the foregoing, the number of shares of common stock reserved under the Plan is now 4,582,018.

This registration statement relates to the same class as those to which the Prior Registration Statements relate and is filed pursuant to Instruction E of the General Instructions to Form S-8 regarding registration of additional securities. Pursuant to Instruction E of Form S-8, the contents of the Prior Registration Statements, to the extent relating to the registration of shares of common stock under the Plan and except as otherwise set forth in this registration statement, are incorporated by reference herein.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT.

Item 3.        Incorporation of Documents by Reference.

The following documents, which have previously been filed by us, as specified, with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are incorporated by reference herein and shall be deemed to be a part hereof:

•	Annual Report on Form 10-K for the fiscal year ended December 31, 2016 (filed on February 16, 2017);

•	Quarterly Report on Form 10-Q for the period ended June 30, 2017 (filed August 8, 2017);

•	Reports on Form 8-K (including 8-K/A) filed on February 27, 2017, March 30, 2017, April 13, 2017, June 7, 2017 and June 19, 2017; and

•
The description of our common stock that is contained in our registration statement on Form 8-A, filed with the Securities and Exchange Commission on February 28, 2005, as amended on February 29, 2008 (File No. 1-32442) under the Exchange Act, including any amendment or report filed for the purpose of updating such description.

Except to the extent that information is deemed furnished and not filed pursuant to securities laws and regulations, all documents filed by the registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act and all reports on Form 8-K subsequent to the date hereof and prior to the filing of a post-effective amendment that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold shall also be deemed to be incorporated by reference herein and to be a part hereof from the dates of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 8.         Exhibits.

Exhibit No.	Description

4.1	Inuvo, Inc. 2010 Equity Compensation Plan **
5.1	Opinion of Pearlman Law Group LLP *
23.1	Consent of Mayer Hoffman McCann P.C. *
23.2	Consent of Pearlman Law Group LLP (included in Exhibit 5.1 hereof)
24.1	Power of Attorney of Charles D. Morgan*
24.2	Power of Attorney of Charles L. Pope*
24.3	Power of Attorney of Patrick Terrell*
24.4	Power of Attorney of Gordon J . Cameron*
24.5	Power of Attorney of G. Kent Burnett*

*	Filed herewith.
**	Previously filed.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Little Rock, State of Arkansas on September 1, 2017.

Inuvo, Inc.

By: /s/ Richard K. Howe
Richard K. Howe, Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this report has been signed by the following persons on behalf of the registrant and in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Richard K. Howe Richard K. Howe	Chief Executive Officer, directors, principal executive officer	September 1, 2017

/s/ Wallace D. Ruiz Wallace D. Ruiz	Chief Financial Officer, principal financial and accounting officer	September 1, 2017

/s/ * Charles D. Morgan	Director	September 1, 2017

/s/ * Charles L. Pope	Director	September 1, 2017

/s/ * Patrick Terrell	Director	September 1, 2017

/s/ * Gordon J. Cameron	Director	September 1, 2017
/s/ * G. Kent Burnett	Director	September 1, 2017

*    By:     /s/ Richard K. Howe
Richard K. Howe, attorney in fact